FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.
ANNOUNCES FIRST QUARTER 2010 EARNINGS RESULTS

FORT WORTH, Texas, (May 13, 2010) - Hallmark Financial Services, Inc. (NASDAQ: HALL) (“Hallmark”) today reported first quarter 2010 net earnings of $6.3 million compared to $6.8 million reported for first quarter 2009.  On a fully diluted basis, first quarter 2010 net earnings were $0.31 per share as compared to $0.33 per share for the first quarter of 2009.  Total revenues were $75.8 million for the first quarter 2010 as compared to $70.9 million for the first quarter of 2009.

Mark J. Morrison, President and Chief Executive Officer, said, “Our premium production increased 9% this quarter compared to a year ago due to continued geographic and product expansion in our Personal Segment and increased limits offered on policies marketed by our Excess & Umbrella business unit.  However, our consistent underwriting discipline despite soft market and adverse economic conditions contributed to a decrease in premium production in our Standard Commercial Segment and generally flat production in each of the other lines of business in our Specialty Commercial Segment.”

Mr. Morrison continued, “Underwriting profits have been and will remain the key component of our strategy. We can only achieve this goal by remaining disciplined in soft market conditions. Thus, our primary focus will continue to be on underwriting profitability, as opposed to premium growth or market share as evidenced by our profitable 93.2% combined ratio for the quarter.  We delivered this result despite several large property losses that emerged during the quarter in our Standard Commercial business unit. The combined ratios reported in each of our other business units were better than our 90% target.”

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Book value per share increased 4% during the first quarter due to a combination of solid underwriting profits and strong investment performance.  Other operating metrics continue to be strong with cash flow from operations of $12 million and comprehensive income of $9 million during the quarter.”

Mr. Schwarz continued, “Total investments and cash and cash equivalents of $465 million as of March 31, 2010 were up 4% compared to December 31, 2009.  Investment income for the quarter declined 25% from the prior year due to near zero yields for cash and short term securities.  As of the end of the quarter, we had $118 million of cash and cash equivalents, plus other securities with short maturities, available to be deployed in higher yielding investments should suitable opportunities arise.”

	Three Months Ended
	March 31,
	2010	2009	% Change
	($ in thousands)
Produced premium (1)	$80,451	$74,055	9%
Gross premiums written	81,859	71,479	15%
Net premiums written	72,795	69,247	5%
Net premiums earned	67,015	59,430	13%
Investment income, net of expenses	3,201	4,269	-25%
Net realized gain (loss) on investments	3,803	(348)	-
Total revenues	75,823	70,910	7%
Net earnings (2)	6,286	6,790	-7%
Net earnings per share - basic	$0.31	$0.33	-6%
Net earnings per share - diluted	$0.31	$0.33	-6%
Annualized return on average equity	10.9%	14.7%	-26%
Book value per share	$11.70	$9.13	28%
Cash flow from operations	$12,010	$8,851	36%

 (1) Produced premium is a non-GAAP measurement that management uses to track total premium produced by Hallmark’s operations. Hallmark believes it is a useful tool for users of its financial statements to measure premium production whether retained by Hallmark’s insurance company subsidiaries or assumed by third party insurance carriers who pay it commission revenue. Produced premium excludes unaffiliated third party premium fronted by its Hallmark County Mutual Insurance Company subsidiary.

(2) Net earnings is net income attributable to Hallmark Financial Services, Inc. as reported in the consolidated statements of operations as determined in accordance with GAAP.

The increase in total revenue for the three months ended March 31, 2010 was primarily attributable to increased earned premium due to increased production by the Personal Segment and gains realized on the investment portfolio.  These increases to revenue were partially offset by reduced earned premium in the Standard Commercial Segment.

Standard Commercial Segment revenues decreased $2.0 million, or 10%, during the three months ended March 31, 2010 as compared to the same period during 2009, due primarily to lower earned premium as a result of deterioration of the economic environment in its major markets.  Specialty Commercial Segment revenues declined $0.3 million, or 1% during the three months ended March 31, 2010 as compared to the same period the prior year due to lower commission and fee revenue related to profit sharing commission adjustments reported during the first quarter of 2009 as well as increased retention of business.  This decrease in revenue was partially offset by increased net premiums earned as a result of increased retention of business in the E&S Commercial business unit and increased earned premium in the Excess & Umbrella business unit.  Revenues from the Personal Segment increased $3.7 million, or 21%, during the three months ended March 31, 2010 as compared to the same period during 2009, due mostly to continued geographic expansion.  Corporate revenue increased $3.6 million primarily due to gains recognized on the investment portfolio of $3.8 million during the three months ended March 31, 2010 as compared to recognized losses on our investment portfolio of $0.3 million during the same period in 2009.  This increase in revenue was offset by lower investment income of $0.6 million for the three months ended March 31, 2010 as compared to the same period in the prior year.

On a diluted basis per share, Hallmark’s net earnings were $0.31 per share for the three months ended March 31, 2010 as compared to $0.33 per share for the same period in 2009.   The decrease in net earnings for the three months ended March 31, 2010 was primarily attributable to increased loss and loss adjustment expense due mostly to unfavorable prior year loss reserve development of $2.2 million recognized during the three months ended March 31, 2010.  In addition to increased revenues, the increase in loss and loss adjustment expenses were partially offset by lower operating expenses due to lower production related expenses in the E&S Commercial business unit and the General Aviation business unit and lower information technology costs in our Standard Commercial Segment.

Hallmark's net loss ratio was 64.3% for the first quarter of 2010 as compared to 62.0% for the first quarter of 2009.  Hallmark's net expense ratio was 28.9% for the first quarter of 2010 as compared to 30.8% for the first quarter of 2009.  Hallmark maintained a profitable net combined ratio of 93.2% for the first quarter of 2010 as compared to 92.8% for the same period in the prior year.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial insurance, personal insurance and general aviation insurance, as well as providing other insurance related services.  The Company is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:
Mark J. Morrison, President and Chief Executive Officer at 817.348.1600
www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except share amounts)
	March 31	December 31
ASSETS	2010	2009
	(unaudited)
Investments:
Debt securities, available-for-sale, at fair value (cost; $305,355 in 2010 and $287,108 in 2009)	$310,474	$291,876
Equity securities, available-for-sale, at fair value (cost; $24,367 in 2010 and $27,251 in 2009)	36,343	35,801

Total investments	346,817	327,677

Cash and cash equivalents	110,556	112,270
Restricted cash and cash equivalents	7,505	5,458
Premiums receivable	53,439	46,635
Accounts receivable	3,308	3,377
Receivable for securities	2,704	-
Prepaid reinsurance premiums	14,296	12,997
Reinsurance recoverable	10,999	10,008
Deferred policy acquisition costs	22,198	20,792
Goodwill	41,080	41,080
Intangible assets, net	27,956	28,873
Prepaid expenses	1,524	923
Other assets	13,241	18,779

Total assets	$655,623	$628,869

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Note payable	$2,800	$2,800
Subordinated debt securities	56,702	56,702
Reserves for unpaid losses and loss adjustment expenses	196,546	184,662
Unearned premiums	132,167	125,089
Unearned revenue	180	191
Reinsurance balances payable	713	3,281
Accrued agent profit sharing	612	1,790
Accrued ceding commission payable	4,233	8,600
Pension liability	2,655	2,628
Deferred federal income taxes	2,368	942
Federal income tax payable	2,588	1,266
Payable for securities	7,001	19
Accounts payable and other accrued expenses	10,459	13,258

Total liabilities	419,024	401,228

Commitments and Contingencies

Redeemable non-controlling interest	1,063	1,124

Stockholders' equity:
Common stock, $0.18 par value (authorized 33,333,333 shares in 2010 and 2009;
issued 20,872,831 in 2010 and 2009)	3,757	3,757
Additional paid-in capital	121,196	121,016
Retained earnings	104,768	98,482
Accumulated other comprehensive income	11,083	8,589
Treasury stock, at cost (749,495 shares in 2010 and 757,828 in 2009)	(5,268)	(5,327)

Total stockholders' equity	235,536	226,517

	$655,623	$628,869

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
($ in thousands, except per share amounts)

	Three Months Ended
	March 31

	2010	2009

Gross premiums written	$81,859	$71,479
Ceded premiums written	(9,064)	(2,232)
Net premiums written	72,795	69,247
Change in unearned premiums	(5,780)	(9,817)
Net premiums earned	67,015	59,430

Investment income, net of expenses	3,201	4,269
Net realized gains (losses)	3,803	(348)
Finance charges	1,643	1,350
Commission and fees	151	6,189
Processing and service fees	3	15
Other income	7	5

Total revenues	75,823	70,910

Losses and loss adjustment expenses	43,098	36,842
Other operating expenses	21,482	23,750
Interest expense	1,146	1,159
Amortization of intangible assets	916	714

Total expenses	66,642	62,465

Income before tax	9,181	8,445
Income tax expense	2,890	1,662
Net income	6,291	6,783
Less: Net income (loss) attributable to
non-controlling interest	5	(7)

Net income attributable to Hallmark Financial Services, Inc.	$6,286	$6,790

Net income per share attributable to Hallmark Financial
Services, Inc. common stockholders:
Basic	$0.31	$0.33
Diluted	$0.31	$0.33

Consolidated Segment Data
(Unaudited; $ in thousands)

	Three Months Ended March 31, 2010
	Standard	Specialty
	Commercial	Commercial	Personal
	Segment	Segment	Segment	Corporate	Consolidated

Produced premium (1)	$18,097	$35,282	$27,131	$-	$80,510

Gross premiums written	18,097	36,631	27,131	-	81,859
Ceded premiums written	(1,036)	(8,024)	(4)	-	(9,064)
Net premiums written	17,061	28,607	27,127	-	72,795
Change in unearned premiums	(180)	2,116	(7,716)	-	(5,780)
Net premiums earned	16,881	30,723	19,411	-	67,015

Total revenues	18,034	32,487	21,214	4,088	75,823

Losses and loss adjustment expenses	13,616	16,396	13,086	-	43,098

Pre-tax income (loss), net of
non-controlling interest	(939)	6,347	2,650	1,118	9,176

Net loss ratio (2)	80.6%	53.4%	67.4%		64.3%
Net expense ratio (2)	30.9%	28.0%	21.6%		28.9%
Net combined ratio (2)	111.5%	81.4%	89.0%		93.2%

	Three Months Ended March 31, 2009
	Standard	Specialty
	Commercial	Commercial	Personal
	Segment	Segment	Segment	Corporate	Consolidated

Produced premium (1)	$19,147	$34,282	$20,626	$-	$74,055

Gross premiums written	19,147	31,706	20,626	-	71,479
Ceded premiums written	(1,103)	(1,129)	-	-	(2,232)
Net premiums written	18,044	30,577	20,626	-	69,247
Change in unearned premiums	406	(5,626)	(4,597)	-	(9,817)
Net premiums earned	18,450	24,951	16,029	-	59,430

Total revenues	20,020	32,825	17,535	530	70,910

Losses and loss adjustment expenses	11,346	14,933	10,563	-	36,842

Pre-tax income (loss), net of
non-controlling interest	2,576	5,682	2,619	(2,425)	8,452

Net loss ratio (2)	61.5%	59.8%	65.9%		62.0%
Net expense ratio (2)	32.3%	30.0%	21.0%		30.8%
Net combined ratio (2)	93.8%	89.8%	86.9%		92.8%

[1]
Produced premium is a non-GAAP measurement that management uses to track total controlled premium produced by Hallmark’s operations.  Hallmark believes this is a useful tool for users of its financial statements to measure premium production whether retained by Hallmark’s insurance company subsidiaries or assumed by third party insurance carriers who pay it commission revenue.  Produced premium excludes unaffiliated third party premium fronted by its Hallmark County Mutual Insurance Company subsidiary.

[2]
The net loss ratio is calculated as incurred losses and LAE divided by net premiums earned, each determined in accordance with GAAP.  During the second quarter of 2009 Hallmark changed the method in which the net expense ratio is calculated.  The net expense ratio is now calculated for the business units that retain 100% of produced premium as total operating expenses for the unit offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP.  For the business units that do not retain 100% of the produced premium, the net expense ratio is calculated as underwriting expenses of the insurance company subsidiaries for the unit offset by agency fee income, divided by net premiums earned, each determined in accordance with GAAP.  All prior periods have been restated to conform to the new method, resulting in an increase to the consolidated net expense ratio of 1.3% for the three months ended March 31, 2009.  Net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.